As filed with the Securities and Exchange Commission on October 29, 2026

Registration No. 333-258130

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-258130

UNDER THE SECURITIES ACT OF 1933

Cloopen Group Holding Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

16/F, Tower A, Fairmont Tower

33 Guangshun North Main Street

Chaoyang District, Beijing

People’s Republic of China

(86) 10-6477-5680

(Address of Principal Executive Offices and Zip Code)

2016 Share Incentive Plan

2021 Share Incentive Plan

(Full title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Cloopen Group Holding Limited (the “Registrant”) is filing this post-effective amendment No. 1 (“Post-Effective Amendment”) to the following registration statement on Form S-8 (the “Registration Statement”) to deregister all unsold securities originally registered by the Registrant pursuant to its Registration Statement No. 333-258130, filed with the Securities and Exchange Commission (the “Commission”) on July 23, 2021, with respect to a total of 23,193,818 Class A ordinary shares of the Registrant, par value US$0.0001 per share (the “Class A Ordinary Shares”), thereby registered for offer or sale pursuant to Registrant’s 2016 Share Incentive Plan and 2021 Share Incentive Plan.

On May 12, 2026, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SpringX Holdings Limited (“Parent”), AutumnX Holdings Limited (“Holdco”), a wholly-owned subsidiary of Parent and SummerX Holdings Limited (“Merger Sub”), a wholly-owned subsidiary of Holdco. On October 28, 2026 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant being the surviving company of the Merger as a wholly-owned subsidiary of Holdco. Upon completion of the Merger, the Registrant became a privately-held company.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on October 29, 2026.

Cloopen Group Holding Limited

By:	/s/ Yipeng Li
Name:	Yipeng Li
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.